                                                                EXHIBIT 27(d)(7)

Accelerated Benefit Agreement
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This agreement is a part of the policy to which it is attached and is subject to all its terms and conditions.

What does this agreement provide?

This agreement provides for the payment of an accelerated benefit if the insured has a terminal condition, as described below.

The accelerated benefit will be paid as a loan. The entire amount of the loan will be due and payable at the death of the insured.

The receipt of any accelerated benefit may be taxable to you. You should seek assistance from your personal tax advisor.

What is a terminal condition?

A terminal condition is a condition caused by sickness or accident which directly results in a life expectancy of 12 months or less.

What evidence do we require of the insured's terminal condition?

We must be given evidence that satisfies us that, because of sickness or accident, the insured's life expectancy is 12 months or less. That evidence must include certification by a licensed physician.

A licensed physician is an individual licensed to practice medicine or treat illness in the state in which treatment is received. This does not include you, the insured, or a member of your or the insured's immediate family. Immediate family is the insured's or your spouse, child, parent, grandparent, grandchild, brothers and sisters and their spouses.

Do we have the right to obtain independent medical verification?

Yes. We retain the right to have the insured medically examined at our own expense to verify the insured's medical condition. We may do this as often as reasonably required while an accelerated benefit is being considered or paid.

What are the conditions for the payment of an accelerated benefit?

We will consider the payment of an accelerated benefit, subject to all of the following conditions:

     (1)  your policy must be in force;
     (2)  you must apply in writing and in a form satisfactory to us;
     (3)  the policy must not be assigned, except to us as security for a loan;
     (4) if the policy has an irrevocable beneficiary, that beneficiary must consent to the payment of an accelerated benefit.

Is there a minimum or maximum amount for an accelerated benefit?

Yes. The minimum accelerated benefit is $10,000. The maximum accelerated benefit is the lesser of $1,000,000 or 75% of the death benefit.

How will we pay the accelerated benefit?

We will pay the accelerated benefit in one sum or in any other mutually agreeable manner.

To whom will we pay accelerated benefits?

All accelerated benefits will be paid to you unless you validly assign them.

How is your policy affected when you receive an accelerated benefit?

The accelerated benefit plus any accrued interest will be considered a loan to you of a portion of the death benefit.

If the accelerated benefit, plus interest exceeds the loan value of your policy, you will not be able to surrender the policy or receive any further policy loans.

At the death of the insured, the entire amount of the loan and interest will be due and payable. Any balance of the proceeds will be paid to the beneficiary of your policy.

Can you repay an accelerated benefit?

Yes. The accelerated benefit may be repaid in full or in part at any time.

Is the request for an accelerated benefit voluntary?

Yes. An accelerated benefit is not intended to cause you to reduce involuntarily the death proceeds ultimately payable to the named beneficiary. An accelerated benefit will be made available to you on a voluntary basis only.

If you are required by law to use this option to meet the claims of creditors, whether in bankruptcy or otherwise, you are not eligible for this benefit. If you are required by a government agency to use this option to apply for, obtain, or keep a government benefit or entitlement, you are not eligible for this benefit.

02-931 Accelerated Benefit Agreement            Minnesota Life Insurance Company

Will interest be charged on the amount loaned as an accelerated benefit?

Yes. The accelerated benefit interest rate will be set quarterly on the first day of each calendar quarter. It will not exceed the greater of the "published monthly average" for the calendar month ending two months before the beginning of the calendar quarter, or the policy loan interest rate.

The "published monthly average" means the Moody's Composite Average of Yields on Bonds as published by the Moody's Investors Service. In the event this average is no longer published, we will use a substantially similar average. The interest rate charged on the portion of the accelerated benefit equal to the loan value of the policy at the time the accelerated benefit is paid shall not exceed the policy loan interest rate.

We will notify you when we pay the accelerated benefit what the interest rate charge will be. The interest rate will not be changed during the course of the accelerated benefit loan.

Interest is charged daily on the unpaid balance of any accelerated benefit; it is payable annually in arrears. If you do not pay the interest on the accelerated benefit when it is due, the unpaid interest will be added to the accelerated benefit and charged the same rate of interest as your accelerated benefit.

Additional interest will not accrue if the accelerated benefit plus accrued interest equals the death benefit.

Will it be necessary to keep this policy in force after an accelerated benefit has been paid?

Yes. Once an accelerated benefit has been paid, you must keep the policy in force until such time as the death benefit is payable or the entire accelerated benefit is repaid to us. If necessary, we will pay any premiums required to keep your policy inforce and add them to the accelerated benefit amount which must be repaid before any death benefits are payable. However, if the policy includes a waiver of premium provision and the insured qualifies under that provision, we will waive those premiums.

When does this agreement terminate?

This agreement will terminate on the earliest of:

     (1)  the date this policy is surrendered or terminated; or
     (2)  the date we receive your written request to cancel this agreement; or
     (3)  the date of the insured's death.

This agreement is effective as of the policy date of this policy unless a different effective date is shown on page 1.


   /s/  Dennis E. Prohofsky                         /s/  Robert L. Senkler
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          Secretary                                        President